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Exhibit 10.33

SEVERANCE AGREEMENT AND GENERAL RELEASE

        Recognizing that Drake S. Tempest ("Employee") is and has been employed by Qwest Services Corporation, a subsidiary of Qwest Communications International Inc. (individually and collectively referred to herein as "Employer"), as an officer and in an executive-level capacity, serving as General Counsel and having served as the Chief Administrative Officer of Employer, and

        Recognizing that Employee's employment with Employer is terminating on December 8, 2002 ("Separation Date"), and

        Recognizing that Employee and Employer are parties to letter agreements dated October 6, 1998 and October 31, 2001 ("Letter Agreements"), and

        Recognizing that a condition of Employee's receipt of compensation and other consideration under the Letter Agreements and Qwest's severance program is his execution of a release agreement, and

        Recognizing that the undersigned parties to this Severance Agreement and General Release ("Agreement") wish to mutually, amicably and finally resolve all disputes, known and unknown, regarding said employment, Employee's employment-related benefits, and the separation from said employment by and between Employee and Employer and Employer's past, present and future subsidiaries, affiliates, predecessors (including, without limitation, U S WEST, Inc. and its subsidiaries and affiliates), divisions, successors, and assigns, and, in such capacities, their respective directors, officers, employees, contractors, shareholders, partners, representatives and agents (individually and collectively referred to herein as "Qwest"), and

        Recognizing that Employee has been afforded ample opportunity to review and consider this Agreement, and

        Recognizing that Employee has been encouraged to consult, has had sufficient opportunity to consult, and has in fact consulted with his attorney and financial advisor regarding the terms of this Agreement before signing this Agreement,

        Employer and Employee hereby execute this Agreement, and in consideration of the promises contained in this Agreement, the sufficiency of which is expressly acknowledged and affirmed by both Employee and Employer, agree as follows:

        1.     Payments and Benefits. Assuming this Agreement becomes effective, as provided in Section 15 below, Employer shall pay Employee, in a lump sum, the gross amount of $1,800,000, less legally mandated deductions and withholding in the amount of $644,400, resulting in a net amount of $1,155,600. This payment is required by the Letter Agreements, and is in the exact amount prescribed by the Letter Agreements. Also, assuming this Agreement becomes effective, as provided in Section 15 below, Employer shall pay Employee the amount of $10.00. These payments will be made within ten days after the date this Agreement becomes effective, as provided in Section 15 below. Under this Agreement, Employee will also be eligible for continuing benefits as set forth in the attached Benefits Outline, as required and prescribed by the Letter Agreements.

        2.     Release and Waiver of Claims and Covenant Not to Sue. As a free and voluntary act, Employee hereby releases and discharges, and covenants not to sue, Qwest (and each of them) from any and all debts, obligations, claims, liability, damages, demands, judgments, actions, causes of action, suits, promises, acts, omissions, defenses (including, without limitation, recoupment and setoff), costs and expenses (including, without limitation, attorneys' fees) of any kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, including specifically but not exclusively:

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  any and all alleged claims relating to or arising out of Employee's employment with Employer, including but not limited to, any alleged claims for wages or salary;

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  any and all alleged claims for promissory estoppel or unjust enrichment, and any and all alleged claims relating to or arising out of Employee's services or any claimed breach of an alleged oral or written employment contract, quasi-contract, or implied contract;

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  any and all alleged tort claims;

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  any and all alleged claims for libel and/or slander;

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  any and all claims relating to or arising from any federal, state or local statutes, laws or ordinances, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under 42 U.S.C. § 1981, § 1981a, § 1985, or § 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Worker Adjustment and Retraining Notification Act; claims under the Colorado Anti-Discrimination Act; and claims under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and including claims for attorneys' fees and/or dispute resolution costs; the sole exception to this provision being claims under the Age Discrimination in Employment Act of 1967, as amended, discussed in Section 15 below;

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  any and all claims for any disability payments under the Qwest Disability Plan or Qwest Pension Plan after the Separation Date. The reference to the Qwest Disability Plan and Qwest Pension Plan includes any successor or predecessor of such plans, such as the former Sickness and Accident Disability Plan or Long Term Disability Plan of any Employer-related or U S WEST-related entity and all benefits thereunder;

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  any and all claims which Employee might have or assert against Qwest (or any of them) (1) by reason of Employee's employment with Employer and/or the termination of employment with Employer and all circumstances related thereto; or (2) by reason of any other matter, cause, event, act or omission whatsoever between Employee and Qwest (or any of them) that arose prior to Employee's execution of this Agreement; and

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  Employee's right to seek individual relief on his own behalf for any charges of discrimination filed with any federal, state or local agency, pending or otherwise, arising from or related to Employee's employment with Employer, or the termination thereof of said employment.

        This Section 2 does not apply to: (1) any claim Employee may make under applicable state unemployment compensation laws, (2) any claim Employee may make under applicable workers' compensation statutes, (3) any claim Employee may make, or right Employee may have, for indemnification to the extent provided by the bylaws or articles of incorporation of Employer, any agreement or plan or applicable law; (4) any claim Employee may make, or right Employee may have, with regard to director's and officer's liability insurance coverage, (5) Employee's rights under this Agreement, and (6) claims which arise after the Separation Date.

        3.     "Company Information" and "Qwest Property." Employee will not use or disclose "Company Information" (as defined below) at any time subsequent to his execution of this Agreement, except in response to lawful government inquiry or as required by law (including legal process) or in the performance of his duties as an active Employee or except in connection with any services duly authorized by Employer that Employee may provide for Employer. Employee will, no later than the Separation Date, return to Employer all "Qwest Property" (as defined below) in Employee's possession, custody, or control, and all documents containing or referring to "Company Information," including all copies, duplicates, reproductions or excerpts of such information. The term "Company Information" shall mean any confidential, financial, marketing, business, technical, or other information, including specifically but not exclusively, information which Employee prepared, caused to be prepared, or received in connection with Employee's employment with Employer, such as objective and subjective evaluations of management, business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to Qwest (or any of them) and their respective predecessors and successors. The term "Company Information" shall include, but not be limited to, the Qwest-related contents of the hard drive of the laptop computer provided to Employee by Employer for Employee's use in connection with Employer's business affairs, as discussed specifically below. For purposes of this Agreement, "Company Information" specifically excludes information that is generally known or becomes known in the industry (except when known due to Employee's impermissible actions). The term "Qwest Property" includes, but is not limited to, keys, access cards, files, memoranda, reports, software, credit cards, computers, computer disks, instructional and management manuals, and books. Employee may keep the laptop computer provided to him by Employer for his use in connection with Employer's business affairs, but Employee must provide the original hard drive from such computer to Employer no later than the Separation Date, and Employer will then provide Employee with a clean hard drive for use in the said computer. Employee may copy to diskette any personal information or documents not within the definition of "Company Information" or "Qwest Property" on the said laptop computer, consistent with the provisions of this Section 3, but may not delete any data from the original hard drive. The terms "Company Information" and "Qwest Property" shall not include any documents (or the information therein) provided to Employee's counsel in connection with a Proceeding (as defined in Section 4 below), on the condition that Employee signs a joint defense agreement with terms satisfactory to Employer.

        4.     Employee Cooperation and Reimbursement. Employee agrees to cooperate reasonably with Employer in connection with any dispute, lawsuit, arbitration, or any internal or external investigation involving Employer or Qwest (a "Proceeding") with respect to which Employer reasonably believes Employee may possess relevant information. In that event, upon reasonable notice and at reasonable times, and for reasonable periods, Employee agrees to make himself reasonably available for interviews, witness preparation sessions, and appearances in connection with any Proceeding (including, but not limited to, appearances at depositions, hearings and trials). Recognizing that upon Employee's separation from Employer, participating in interviews or witness preparation sessions may be a burden, Employer agrees to reimburse Employee for the time Employee spends involved in interviews and witness preparation sessions requested by Employer at a rate equal to Employee's final base salary with Employer, computed on an hourly basis (assuming a 40 hour work week), for such time actually spent in such interviews or witness preparation sessions. In addition, Employer will reimburse Employee for reasonable expenses Employee incurs in connection with such interviews and witness preparation sessions. The parties agree that Qwest (and each of them) will not be obligated to reimburse Employee for lost wages, lost opportunities, or other financial consequences of such cooperation, or to make any other payment to Employee other than the payments by Employer referred to in the two previous sentences; provided, nothing in this Section 4 shall impair or limit any rights or entitlement Employee may have to indemnification and director's and officer's liability insurance coverage. The parties further agree that Qwest (and each of them) will not, and will not be obligated to, reimburse Employee for any time spent testifying in any Proceeding (including, but not limited to, appearances at depositions, hearings and trials), although Employer will reimburse reasonable expenses for such appearances, as provided above. Nothing in this Agreement shall limit, restrict, preclude, require or influence Employee's testimony in any Proceeding or cause Employee not to provide truthful testimony or information in any matter or in response to any inquiry by a government official or representative. Employer's obligation to reimburse Employee as described above is conditional upon Employee providing, at all times, information that he in good faith believes to be truthful in connection with any internal or external investigation, interview witness preparation session or Proceeding.

        5.     Arbitration. The parties agree that any claim, controversy or dispute of any nature whatsoever that may arise between Employee and Qwest (and each of them), whether arising in statute, ordinance, contract, tort, common law, or any legal or equitable theory, subject to those exceptions set forth in this Section 5, shall be resolved by final and binding arbitration. If a party would otherwise be legally required to exhaust administrative remedies to pursue a claim or obtain relief, the party can and must exhaust such administrative remedies prior to pursuing arbitration. The only claims between Employee and Qwest (and each of them) that are not to be resolved by arbitration as provided in this Agreement are (1) claims for workers' compensation benefits, (2) claims for unemployment compensation benefits, (3) equitable relief sought by a party in a court solely to preserve the status quo ante pending the resolution of a dispute through arbitration, and (4) claims to enforce Section 8 of this Agreement. By signing this Agreement, Employee voluntarily, knowingly and intelligently waives any right Employee may otherwise have to seek remedies in court or other forums, including the right to a jury trial. Employer also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to seek remedies against Employee in court or other forums, including the right to a jury trial. The Federal Arbitration Act, 9 U.S.C. §§ 1-16 ("FAA"), shall govern the arbitrability of all claims, provided that they are enforceable under the FAA, as it may be amended from time to time. In the event that this Agreement is not enforceable under the FAA, the Colorado Uniform Arbitration Act shall apply and govern the arbitrability of all claims. Additionally, the substantive law of Colorado, to the extent it is consistent with the terms stated in this Agreement for arbitration, shall apply to any common law claims. This Agreement for arbitration supersedes any prior arbitration agreement between Employee and Employer. The parties agree that this arbitration agreement is not intended to, and does not, revive any claims which have been released by Employee pursuant to Section 2 of this Agreement.

        A single arbitrator engaged in the practice of law shall conduct the arbitration in Denver, Colorado. Any dispute that relates directly or indirectly to Employee's employment with Employer or to the termination of Employee's employment will be conducted under the AAA National Rules for the Resolution of Employment Disputes, in effect at the time the arbitration is commenced. Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law. The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute. The arbitrator shall also have the authority to award any and all relief or remedies provided under the statute or other law pursuant to which an asserted prevailing claim or defense is raised, as if the matter were being decided in court, regardless of any federal, state, or local laws otherwise limiting the amounts that may be awarded in arbitration proceedings. The prevailing party in any arbitration shall be entitled to receive reasonable attorneys' fees, to the extent such fees are provided by the statute or other law pursuant to which an asserted claim or defense is raised, as if the matter were being decided in court. The arbitrator's decision and award shall be final and binding, as to all claims that were or could have been raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. If any party hereto files a judicial or administrative action asserting claims subject to this arbitration agreement, and another party successfully stays such action and/or compels arbitration of such claims, the party filing the initial judicial or administrative action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees not to exceed Ten Thousand Dollars ($10,000.00).

        6.     Qwest Management Separation Plan. Employee acknowledges and agrees that Employee is not entitled to any benefits provided under the Qwest Management Separation Plan, and Employee is waiving any and all claims under the Qwest Management Separation Plan.

        7.     Conditional Repayment of Payments and Benefits. If Employer preliminarily determines, for a period of three years after the Effective Date, that during Employee's employment with Employer, Employee engaged in conduct that would have constituted Cause for termination (as defined below), regardless of (i) when during employment such conduct occurred, (ii) when Employer knew or learns of such conduct or should have known of such conduct, or (iii) what Employer now knows or should have known about Employee's conduct (but the foregoing shall not waive or limit Employee's ability to argue Cause does not exist because of consent or knowledge of a more senior officer or Board member of Employer to the extent such argument is relevant to the determination of Cause), then Employer may provide to Employee (or, if applicable, Employee's estate or beneficiary) written notification of such preliminary determination (the "Preliminary Determination"), such written notification to be given within the aforesaid three year period. If such written notification is provided, Employee shall then have 21 days to make a presentation before the CEO and General Counsel of Employer as to why the Preliminary Determination is incorrect, and the CEO and General Counsel will make themselves reasonably available during such period to permit such presentation. Employee may be accompanied by counsel (of his own choosing and at his own expense) at such presentation. Prior to making such presentation, Employer shall provide Employee upon Employee's request a written or oral, as requested by Employee, description of the basis for the Preliminary Determination. Employee and Employer agree that such description shall be inadmissible in any arbitration for any purpose. After Employee's presentation or, if no such timely presentation is made after 21 days (or longer period upon agreement of the parties) has elapsed from the written notice of Preliminary Determination, Employer shall in its sole and exclusive discretion either withdraw or modify the Preliminary Determination or commence an arbitration under Section 5 of this Agreement. If the arbitrator finds that Cause exists or existed, Employee shall make prompt repayment to Employer of the cash payments provided in Section 1 of this Agreement and other benefits received by Employee pursuant to this Agreement (including, but not limited to, the value of any Discounted COBRA Coverage), provided that such repayable amounts shall not include any amounts paid as taxes on the cash payments and other benefits by Employee that are not refundable to Employee, or are not available as a tax credit for Employee (such determination to be made by an accountant mutually agreeable to Employee and Employer, with Employee obligated to provide such accountant with all reasonably requested tax records and to pay such accountant's fees). Consistent with applicable law, any repayments shall include an interest factor equal to the applicable federal short term interest rate pursuant to Internal Revenue Code section 1274. Interest shall begin to accrue on the 22nd day after Employer sends Employee (or, if applicable, Employee's estate or beneficiary) the written notification of Preliminary Determination described above, and shall continue to accrue until complete repayment is made to Employer. If Employer notifies Employee (or, if applicable, Employee's estate or beneficiary) in writing of the Preliminary Determination prior to having made the payment required pursuant to Section 1 hereof, such payments shall not be made at the time specified in Section 1 and shall only be made if the Employer withdraws the Preliminary Determination, if the arbitrator determines that Cause did not exist or if the parties agree otherwise. Employee will continue to be eligible for benefits as set forth in the attached Benefits Outline, pursuant to Section 1, until and unless the arbitrator finds that Cause exists or existed, at which time all such benefits shall cease and Employee shall make prompt repayment of the value of any benefits received by Employee pursuant to this Agreement through the day such benefits cease being provided by Employer to Employee.

        "Cause" for termination shall mean (i) knowingly unlawful conduct (whether civil or criminal) with regard to Employer, (ii) any willful violation of any written policy of Employer that is materially detrimental to Employer, or (iii) any other willful misconduct with regard to Employer that is materially detrimental to Employer. No action or failure to act shall be deemed "willful" if undertaken (or omitted to be taken) by Employee in good faith and with an objectively reasonable belief that such action or inaction was not (i) adverse to the lawful interests of Employer and (ii) in violation of Employer's Code of Conduct and related written policies in effect at the time of such alleged violation.

        8.     Competitive Activities. Employee agrees that Employee will not, for a period of eighteen (18) months immediately following the Separation Date, for any reason, either on Employee's own account or in conjunction with or on behalf of any other person or entity whatsoever, directly or indirectly induce, solicit, recruit or entice away any person who, at any time during the three (3) months immediately preceding the Separation Date, is a managerial level employee of Employer (including, but not limited to, any Senior Director or director-level employee, or higher level employee, or any equivalent or successor term for any such employee). The foregoing shall not apply when the person who is the subject of Employee's efforts to induce, solicit, recruit or entice away is no longer employed by Employer. Also, the foregoing shall not limit or preclude Employee from serving as a personal reference for any employee of Employer considering other employment. By signing this Agreement, Employee expressly agrees that the restrictions in this Section 8 are reasonable and serve Employer's lawful business interests. Employee recognizes and agrees that a breach of this Section 8 would likely cause Employer irreparable injury and damage not fully compensable by an award of damages, and that Employer would be entitled to both equitable and legal relief (of both a monetary and non-monetary nature) in the event of a breach. Employee further expressly acknowledges and agrees that his employment with Employer, and his execution of this Agreement, bring him within the personal jurisdiction of the courts in the State of Colorado, and that he will be subject to the personal jurisdiction of said courts in any action or lawsuit to enforce the restrictions in this Section 8.

        9.     Consideration. As acknowledged above, Employee expressly agrees that this Agreement provides monies and benefits that are considerations to which Employee would not otherwise lawfully be entitled without signing this Agreement, and that these considerations constitute payment in exchange for signing this Agreement.

        10.   Partial Invalidation of Agreement. The parties agree that if any portion of this Agreement is found to be unenforceable or prohibited, that portion shall be deemed invalid, but the remainder of this Agreement shall remain in full force and effect.

        11.   Full Agreement. The parties acknowledge that no promises or representations have been made to induce it or him to sign this Agreement other than as expressly set forth herein and that each party has signed this Agreement as a free and voluntary act. Employee shall pay his own attorneys' fees, financial advisor fees, costs and expenses incurred in the negotiation, review and execution of this Agreement. No term or provision of this Agreement may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by both Employee and an officer of Employer.

        12.   Interpretation of Agreement. Each party acknowledges and agrees that the terms of this Agreement have been arrived at through bargaining and negotiation, and that the Agreement shall not be construed more strictly against one party than another merely because it may have been prepared by one of the parties (or his/its counsel).

        13.   Successors, Assigns et al. The Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, assigns, executors, administrators, heirs and legal representatives, as the case may be; provided, however, that no assignment by any party hereto shall operate to relieve such party hereto of his or its obligations hereunder.

        14.   Headings. The headings contained in the Agreement are for convenience only, do not constitute part of the Agreement and shall not limit, be used to interpret or otherwise affect in any way the provisions of the Agreement.

        15.   Separation Date Release Agreement for Age Discrimination and Other Claims; Effective Date of this Agreement. The parties expressly acknowledge that the release set forth in Section 2 of this Agreement does not cover claims against Employer under the Age Discrimination in Employment Act, as amended, nor does it cover any claims that may arise from the time of Employee's execution of this Agreement through the Separation Date. For reasons dictated by the unique provisions of the Age Discrimination in Employment Act, and the parties' preferences, Employee's release of such claims for age discrimination and other claims is addressed in a separate release agreement, the Separation Date Release Agreement ("Separation Date Release"), a copy of which is attached hereto, which will be provided to Employee (with certain information disclosures pursuant to the Age Discrimination in Employment Act, as amended) on the Separation Date. By signing this Agreement, Employee hereby confirms that he intends to execute the Separation Date Release on the Separation Date or within the 45 day period thereafter, as provided in the Separation Date Release. As provided by the Age Discrimination in Employment Act, Employee will be afforded a seven-day period in which to revoke the Separation Date Release.

        An express condition precedent of this Agreement is Employee's timely execution of the Separation Date Release, and his not revoking the Separation Date Release during the said seven-day period. In the event Employee does not execute the Separation Date Release on a timely basis, this Agreement shall not take effect and the obligations provided in both the Separation Date Release and this Agreement shall become null and void. In the event Employee executes the Separation Date Release on a timely basis, but then revokes the Separation Date Release on a timely basis, both the Separation Date Release and this Agreement shall become null and void and the obligations provided in both documents shall become null and void. If Employee executes the Separation Date Release on a timely basis, but does not revoke the Separation Date Release on a timely basis, both the Separation Date Release and this Agreement shall become effective on the first day following the expiration of the seven-day revocation period (referred to as the "Effective Date" in the Separation Date Release).

Dated:	11/14/02	/s/ DRAKE S. TEMPEST Drake S. Tempest (Employee)
Dated:	11/14/02	/s/ BARRY K. ALLEN Barry K. Allen EVP—HR and Chief Human Resources Officer (on behalf of Employer)

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  Exhibit 10.33